AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 22nd day of May, 2014, to the Custody Agreement, dated as of January 1, 2014 (the "Agreement"), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit G, the V2 Hedged Equity Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS                                                                                     U.S. BANK NATIONAL ASSOCIATION

By:/s/ Christopher E. Kashmerick                                                                                     By:/s/ Michael R. McVoy

Name: Christopher E. Kashmerick                                                                                     Name: Michael R. McVoy

Title: President                                                                           Title: Senior Vice President

Exhibit G to the Trust for Advised Portfolios Custody Agreement

Name of Series
V2 Hedged Equity Fund

Custody Services Fee Schedule at May, 2014

Annual Fee Based Upon Market Value Per Fund*
__ basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - $4,800
Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$__– Book entry DTC transaction/Federal Reserve transaction/principal paydown
▪	$__– Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
                     depository transaction
▪	$__– Option/SWAPS/future contract written, exercised or expired
▪	$__– Mutual fund trade/Fed wire/margin variation Fed wire
▪	$__– Physical transaction
▪	$__– Check disbursement (waived if U.S. Bancorp is Administrator)
▪	$__ – Segregated account per year

▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus __.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.  Fund of Fund expenses quoted separately.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global custody fee schedules on this Exhibit G

V2 Capital, LLC

By: /s/ Michael Holleb

Printed Name and Title: Michael Holleb, CFO/CCO    Date: 7/2/2014

Exhibit G (continued) to the Trust for Advised Portfolios Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at May, 2014

*Safekeeping and transaction fees are assessed on security and currency transactions.

Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
▪	1-25 foreign securities: $500
▪	26-50 foreign securities: $1000
▪	Over 50 foreign securities: $1,500
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Argentina	All	__	$__	Estonia	All	__	$__
Australia	All	__	$__	Euromarkets**	All	__	$__
Austria	All	__	$__	Finland	All	__	$__
Bahrain	All	__	$__	France	All	__	$__
Bangladesh	All	__	$__	Germany	All	__	$__
Belgium	All	__	$__	Ghana	All	__	$__
Bermuda	All	__	$__	Greece	All	__	$__
Botswana	All	__	$__	Hong Kong	All	__	$__
Brazil	All	__	$__	Hungary	All	__	$__
Bulgaria	All	__	$__	Iceland	All	__	$__
Canada	All	__	$__	India	All	__	$__
Cayman Islands*	All	__	$__	Indonesia	All	__	$__
Channel Islands*	All	__	$__	Ireland	All	__	$__
Chile	All	__	$__	Israel	All	__	$__
China“A” Shares	All	__	$__	Italy	All	__	$__
China “B” Shares	All	__	$__	Jamaica*	All	__	$__
Columbia	All	__	$__	Japan	All	__	$__
Costa Rica	All	__	$__	Jordan	All	__	$__
Croatia	All	__	$__	Kazakhstan	All	__	$__
Cyprus*	All	__	$__	Kenya	All	__	$__
Czech Republic	All	__	$__	Latvia	Equities	__	$__
Denmark	All	__	$__	Latvia	Bonds	__	$__
Ecuador	All	__	$__	Lebanon	All	__	$__
Egypt	All	__	$__	Lithuania	All	__	$__

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Luxembourg	All	__	$__	Slovak Republic	All	__	$__
Malaysia	All	__	$__	Slovenia	All	__	$__
Malta	All	__	$__	South Africa	All	__	$__
Mauritius	All	__	$__	South Korea	All	__	$__
Mexico	All	__	$__	Spain	All	__	$__
Morocco	All	__	$__	Sri Lanka	All	__	$__
Namibia	All	__	$__	Swaziland	All	__	$__
Netherlands	All	__	$__	Sweden	All	__	$__
New Zealand	All	__	$__	Switzerland	All	__	$__
Nigeria	All	__	$__	Taiwan	All	__	$__
Norway	All	__	$__	Thailand	All	__	$__
Oman	All	__	$__	Trinidad & Tobago*	All	__	$__
Pakistan	All	__	$__	Tunisia	All	__	$__
Palestinian Autonomous Area*	All	__	$__	Turkey	All	__	$__
Peru	All	__	$__	UAE	All	__	$__
Philippines	All	__	$__	United Kingdom	All	__	$__
Poland	All	__	$__	Ukraine	All	__	$__
Portugal	All	__	$__	Uruguay	All	__	$__
Qatar	All	__	$__	Venezuela	All	__	$__
Romania	All	__	$__	Vietnam*	All	__	$__
Russia	Equities	__	$__	Zambia	All	__	$__
Russia	MINFINs	__	$__
Serbia*	All	__	$__
Singapore	All	__